RESTATED THIRD AMENDMENT TO
CREDIT CARD PROGRAM AGREEMENT

          This THIRD AMENDMENT TO CREDIT CARD PROGRAM AGREEMENT (this "Third Amendment") is  restated on May 31, 2008, effective as of February 3, 2008 (the "Effective Date"), by and among Macy's, Inc., f/k/a Federated Department Stores, Inc., a Delaware corporation, ("Macy's, Inc."), FDS Bank, a federally-chartered stock savings bank ("FDS Bank"), Macy's Credit and Customer Services, Inc., f/k/a FACS Group, Inc., an Ohio corporation ("MCCS"), Macy's Department Stores, Inc., an Ohio corporation ("Macy's"), Bloomingdale's, Inc., an Ohio corporation ("Bloomingdale's") (collectively the "Macy's Companies"), and Department Stores National Bank, a national banking association, as assignee of Citibank, N.A. ("Bank").

WHEREAS, the Macy's Companies and Bank are parties to a certain Credit Card Program Agreement dated as of June 1, 2005, as amended pursuant to amendments dated October 24, 2005 and May 19, 2006, respectively, and as further amended by Letter Agreements effective December 18, 2006, March 22, 2007, April 6, 2007 and June 1, 2007, respectively (as so amended, the "Program Agreement"), whereby Bank and the Macy's Companies operate a credit card program (the "Program"), as more fully described in the Program Agreement;

WHEREAS, the parties hereto desire to amend the Program Agreement in accordance with Section 18.5 of the Program Agreement, effective as of the Effective Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.         Defined Terms.  Capitalized terms used without definition in this Third Amendment have the meanings assigned to them in the Program Agreement.

2.         Amendments of Section 1.1.

(a)        Section 1.1 of the Program Agreement is hereby amended by deleting the definition of "Net Credit Sales" in Section 1.1 in its entirety and substituting the following in its place:

"Net Credit Sales" means, for any Fiscal Year or Fiscal Month, an amount equal to (i) gross credit sales on Accounts (including gift card sales, sales tax, delivery charges, Licensee sales and any other amount included in the full amount charged by Cardholders) during such Fiscal Year or Fiscal Month, minus (ii) the sum of credits for returned goods and cancelled services and other credits granted at the point of sale (such as concessions, discounts and adjustments) on Accounts during such Fiscal Year or Fiscal Month."

                        (b)        Section 1.1 of the Program Agreement is hereby amended by adding thereto the following new definition:

"Double Net Credit Sales" means, for any Fiscal Year or Fiscal Month, an amount equal to Net Credit Sales during such Fiscal Year or Fiscal Month minus the sum of back office credits granted during such Fiscal Year or Fiscal Month with respect to (i) new Accounts, (ii) employee discounts on employee Accounts, and (iii) charges for alterations, delivery services and gift wrap services that are rebated for certain Cardholders."

3.         Amendment of Section (a) of Schedule 9.3(a).  Section (a) of Schedule 9.3(a) (FDS Compensation (for each Fiscal Month) ) of the Program Agreement (as previously amended pursuant to the Second Amendment to Credit Card Program Agreement) is hereby amended  by deleting the same in its entirety and substituting the attached new Section (a) to Schedule 9.3(a) in its place.

4.         New Schedule 9.3 (a)(ii).  The Program Agreement is hereby amended by adding a new Schedule 9.3 (a)(ii) attached hereto.

5.         Amendment of Section 18.12.         The Program Agreement is hereby amended with respect to the addresses for Notice for Bank by removing the addresses currently appearing for Bank and replacing them with the following:

If to Bank:	Citibank, N.A. c/o Department Stores National Bank 701 E. 60th North Sioux Falls, South Dakota 57104 Attention: David Zimbeck Facsimile: (605) 330-6745
With a copy to:	Citicorp Credit Services, Inc. (USA) Attention: General Manager 50 Northwest Point Blvd. Elk Grove Village, Illinois 60007 Fax: (224) 222-4024
With a copy to:	Citicorp Credit Services, Inc. (USA) Attention: Legal Department 50 Northwest Point Blvd. Elk Grove Village, Illinois 60007 Fax: (224) 222-4029

6.         Capacity; Authorization; Validity.

             (a)        Macy's, Inc. hereby represents and warrants to Bank as of the date hereof that:

                        (i)  Each Macy's Company has all necessary corporate or similar power and authority to (A) execute and enter into this Third Amendment and (B) perform the obligations required of such Macy's Company hereunder and the other documents, instruments and agreements to be executed and delivered by such Macy's Company pursuant hereto.

                        (ii)  The execution and delivery by the Macy's Companies of this Third Amendment and all documents, instruments and agreements executed and delivered by the Macy's Companies pursuant hereto, and the consummation by the Macy's Companies of the transactions specified herein, have been duly and validly authorized and approved by all necessary corporate or similar actions of the Macy's Companies.

                        (iii)  This Third Amendment (A) has been duly executed and delivered by the Macy's Companies, (B) constitutes the valid and legally binding obligation of the Macy's Companies, and (C) is enforceable against the Macy's Companies in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws affecting the rights of creditors generally and by general equity principles including those respecting the availability of specific performance).

(b)        Bank hereby represents and warrants to the Macy's Companies as of the date hereof:

            (i)         Bank has all necessary corporate or similar power and authority to (A) execute and enter into this Third Amendment and (B) perform the obligations required of it hereunder and the other documents, instruments and agreements to be executed and delivered by Bank pursuant hereto.

            (ii)        The execution and delivery by Bank of this Third Amendment and all documents, instruments and agreements executed and delivered by Bank pursuant hereto, and the consummation by Bank of the transactions specified herein, has been duly and validly authorized and approved by all necessary corporate or similar actions of Bank.

            (iii)       This Third Amendment (A) has been duly executed and delivered by Bank, (B) constitutes the valid and legally binding obligation of Bank and (C) is enforceable against Bank in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws affecting the rights of creditors generally and by general equity principles including those respecting the availability of specific performance).

7.         Effect of Amendment.  This Third Amendment is effective as of the Effective Date and is hereby incorporated into and made a part of the Program Agreement.  Except as amended by this Third Amendment, all terms and provisions of the Program Agreement shall continue and remain in full force and effect and binding upon the parties thereto.

8.         Binding Effect.  This Third Amendment shall be binding in all respects and inure to the benefit of the successors and permitted assigns of the parties hereto.

      9.         Governing Law.  This Third Amendment and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made to be performed within such State and applicable federal law.

10.       Counterparts/Facsimiles.  This Third Amendment may be executed in any number of counterparts, all of which together shall constitute one and the same instrument, but in making proof of this Third Amendment, it shall not be necessary to produce or account for more than one such counterpart.  Any facsimile of an executed counterpart shall be deemed an original.

IN WITNESS WHEREOF, each of the parties hereto has caused this Third Amendment to be duly executed as of the date first above written.

Department Stores National Bank,

By:  /s/ Douglas C. Morrison
Name: Douglas C. Morrison
Title:    Citi Cards
            Vice President and Chief Fin. Officer
             Sioux Falls, SD

MACY'S, INC.

By:  /s/ Dennis J. Broderick
Name: Dennis J. Broderick
Title: SVP, General Counsel & Secretary

FDS BANK

By:  /s/ Teresa Huxel
Name: Teresa Huxel
Title: President

MACY'S CREDIT AND CUSTOMER SERVICE, INC.

By:  /s/ Teresa Huxel
Name: Teresa Huxel
Title:  SVP & CFO

MACY'S DEPARTMENT STORES, INC.

By:  /s/ Dennis J. Broderick
Name: Dennis J. Broderick
Title:  President

BLOOMINGDALES, INC.

By:  /s/ Dennis J. Broderick
Name: Dennis J. Broderick
Title: Vice President

Section (a) to Schedule 9.3 (a)
FDS Compensation
(for each Fiscal Month)

          a)         Monthly Net Credit Sale Share:  The compensation payable to Macy's, Inc. on a monthly basis shall be reduced by an amount equal to the product of the aggregate Net Credit Sale Share paid to FDS Bank pursuant to Schedule 9.3(a)(i) during the preceding Fiscal Month multiplied by the annualized Funding Cost for such Fiscal Month, divided by 360, and multiplied by 20.

                        Double Net Credit Sale Share. The compensation payable to Macy's, Inc. on a monthly basis shall be further reduced by an amount that is equal to the amount by which (i) the Monthly Net Credit Sale Share paid to FDS Bank pursuant to Schedule 9.3(a)(i) during the preceding Fiscal Month exceeds (ii) the Double Net Credit Sale Share.  This excess amount shall be included in the calculation of the FDS Revenue Share.  As used herein, "Double Net Credit Sale Share" means an amount determined in accordance with Schedule 9.3(a)(ii).

SCHEDULE 9.3(a)(ii)
FDS Compensation
Double Net Credit Sale Share

An amount equal to the sum of:

(i)         with respect to the prior Fiscal Month, an amount equal to 140 bps of Double Net Credit Sales;

(ii)        with respect to the prior Fiscal Month, an additional amount equal to 30 basis points of Double Net Credit Sales when the aggregate Net Credit Sales exceed $24 billion in the current Fiscal Year (or, with respect to any Fiscal Year in the Term that is less than twelve Fiscal Months, a pro rata portion of $24 billion based upon the number of days in such Fiscal Year in the Term).